EXHIBIT 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

The EMPLOYMENT AGREEMENT (the “Agreement”) made as of June 9, 2005 by and between Mark Bonney (the “Executive”) and American Bank Note Holographics, Inc., a Delaware corporation (the “Company”) is hereby amended as set forth below, effective August 9, 2007.

1. The last sentence of Section 3 is hereby deleted and replaced with the following: “In the event Executive’s employment is not renewed at the end of the Employment Term or renewal term, for purposes of this Agreement, the Executive’s employment shall be treated as having been terminated pursuant to Section 9(b) or Section 9(c), as applicable.”

2. The fourth sentence of Section 4(a) is amended by deleting the words “30 days” and replacing them with the words “75 days.” The following new sentences are added after the end of the third sentence of Section 4(a) (relating to the determination of Executive’s annual performance bonus): “The criteria and metrics for determining Executive’s annual performance Bonus for a year will be communicated to the Executive in writing by the Compensation Committee promptly after such criteria and metrics are established and may not be subsequently modified to the detriment or potential detriment of Executive without the Executive’s prior written consent. In the event the Executive remains employed through the end of a fiscal year and the Executive’s employment is terminated by the Company without Cause (as hereinafter defined) or resigns for Good Reason (as hereinafter defined) after the end of such fiscal year but prior to the time the Bonus for such fiscal year is awarded, the Executive will be entitled to the Bonus for such fiscal year.”

3. The third sentence of Section 4(b) is hereby replaced in its entirety with the following sentence:

“The Executive shall be provided with a Company car (commensurate with his current car) as well as the direct payment or reimbursement the cost of gas, tolls, repairs, insurance, maintenance and other car related expenses.”

4. The last sentence of Section 4(b) should be replaced in its entirety with the following sentence:

“Until such time as the Executive relocates his personal residence and in no event longer than June 9, 2008, the Company shall provide the Executive with a corporate apartment for use in connection with his employment hereunder.”

5. In addition to any other payments or benefits that may be provided to Executive under Section 9(b) or 9(c) (relating to termination without Cause or for Good Reason by Executive, whether before or after a Change in Control), the Company will pay to Executive a pro rata Bonus for the year of termination equal to the product of A and B, where—

‘A’ equals the greater of (1) the Bonus earned by the Executive for the year preceding the year in which his employment terminates, or (2) the maximum amount of the formula performance Bonus the Executive could have earned under Section 4(a) for the year in which his employment terminates; and

‘B’ equals a fraction, the numerator of which is the number of calendar months from the beginning of the year in which Executive’s employment terminates through the last day of the calendar quarter in which the employment termination date occurs, and the denominator of which is 12.

6. For purposes of determining the Bonus component of severance that may be payable pursuant to Section 9(b) and/or (c) of the Agreement, the term “Bonus” shall be deemed to mean an amount equal to the greatest of (1) the annual bonus earned by the Executive under Section 4(a) for the year preceding the year in which his employment terminates, (2) the maximum amount of the formula performance bonus the Executive could have earned for the year in which his employment terminates multiplied by a fraction, the numerator of which is the number of calendar months from the beginning of the year in which his employment terminates through the last day of the calendar quarter in which the employment termination date occurs, and the denominator of which is 12, and (3) $70,000.

7. Clause (i) of Section 9(b) is hereby deleted in its entirety and replaced with the following: “(i) the Company shall continue to pay to the Executive the Salary and Bonus then in effect for six months following the Termination Date, in accordance with the customary payroll practices of the Company for its senior management personnel, provided that the Executive has executed and delivered to the Company a general release in favor of the Company, effective upon the Executive’s last day of employment,”

8. Clause (ii) of Section 9(b) is revised to read as follows: “the Company shall continue group health plan coverage in which the Executive participates at the time of the termination of his employment on the same basis of participation and subject to all terms and conditions of such plans as applied prior to such termination or resignation, for a number of years equal to the applicable severance multiple, and”.

9. Section 9(c) is hereby replaced in its entirety with the following:

“In the event Executive’s employment is terminated by the Company without Cause (as hereinafter defined) within six months prior to or any time after a Change of Control, or if the Executive resigns from the Company for Good Reason (as hereinafter defined) any time after a Change of Control, the Company will pay the Executive a severance amount, in one lump sum, within 30 days of such termination, equal to the product of (x) the Salary and Bonus multiplied by (y) 1.5. If a payment is made to the Executive pursuant to this paragraph (c), in no event shall the Executive receive any payments pursuant paragraph (b) of this Section 9, and payment due under this paragraph (c) will be reduced by any payments previously made pursuant to such paragraph (b). The Company shall continue group health plan benefits in which the Executive participates at the time of the termination of his employment on the same basis of participation and subject to all terms and conditions of such plans as applied prior to such termination, for 18 months after such termination. In Addition, all non-vested options to purchase shares of Common Stock granted under the Plans shall vest on the Termination Date, and all restrictions on Restricted Stock purchased by the Executive shall, subject to applicable securities laws, rules and regulations, lapse on the Termination Date.”

10. Subsection (a) of Section 9(e)(i) is hereby replaced in its entirety with the following:

“(a) the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase of assets or stock, by any person, corporation, or other entity or group thereof of the beneficial ownership (as that term is used in Section 13(d)(l) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of shares in the Company which, when added to any other shares the beneficial ownership of which is held by the acquirer, shall result in the acquirer’s having more than a majority of the votes that are entitled to be cast at meetings of stockholders as to matters on which all outstanding shares are entitled to be voted as a single class; provided, however, that neither the Company, nor any person who as of the date hereof was a director or officer of the Company, nor any trustee or other fiduciary holding securities under an employee benefit plan of the Company, nor any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company shall be deemed to be an “acquirer” for purposes of this Section.”.

11. The following new sentence is added at the end of Section 9(e)(ii) (defining the term “Good Reason”): “Without limiting the foregoing, in the event of a Change in Control, the Executive will be entitled to terminate his employment for any or no reason at any time more than six (6) months following the Change in Control and such termination of employment will be deemed to be for “Good Reason” for all purposes of this Agreement.”

12. The following new subsections (k) and (l) are added at the end of Section 11 of the Agreement:

“(k) Excise Tax Gross-up Payment. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement, Executive would be subject to excise tax under Section 4999 of the Code, then Company shall make additional payments to Executive so that, on an after-tax basis, Executive is placed in the same economic position in which he would have been if no excise tax were payable by him.

“(k) Section 409A Compliance. Notwithstanding anything to the contrary contained herein, payments and benefits required to be paid to Executive by reason of the termination of his employment shall be delayed for six months following the date of such termination if and to the limited extent necessary in order to satisfy the requirements of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986. For the avoidance of doubt, payments and benefits will not be delayed if and to the extent such payments and benefits do not constitute deferred compensation under Section 409A of the Code, including, without limitation, by reason of the exceptions described in Treasury Regulation §1.409A-1(b)(9). Any payments that are delayed pursuant to this subsection will be made in a single sum at the expiration of the required delay period (but not later than six months after termination of employment).”

This amendment to the Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date first above written.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Fred Levin
Name:	Fred Levin
Title:	Chairman, Compensation Committee of the Board

/s/ Mark Bonney
Mark Bonney